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                                                                 EXHIBIT 10.24.1

                                                                    July 1, 1998
Dr. Simon Cao
President
Avanex Corporation
42501 Albrae Street
Fremont, CA 94538
USA

Re: Patent License Agreement for the VIPA related devices between Fujitsu Limited and Avanex Corporation

Dear Dr. Cao:

With regard to Section 7.3(h) of the agreement, Fujitsu Limited understands that this term is defined as below.

"important change in controlling ownership of AVANEX" means acquisition of more than half of Avanex Corporation by one of [*].

The [*] are defined as [*].

Sincerely,


/s/ Hideki Isono


Hideki Isono
Manager
Photonic Devices Development Dept.
Fujitsu Limited





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